Exhibit 10.1

EXECUTIVE RETENTION AND SEPARATION AGREEMENT

This Executive Retention Agreement (this “Agreement”) is entered into effective as of May 5, 2020 (the “Effective Date”) between Lorence Kim, M.D. (the “Executive”) and Moderna, Inc. (the “Company,” together with Executive, the “Parties”).

WHEREAS, the Executive currently serves as the Company’s Chief Financial Officer; and

WHEREAS, the Board of Directors wishes to enter into this Agreement with the Executive to set forth the terms of the Executive’s continued services to the Company through August 31, 2020 (the “Retention Date”) and Executive’s separation from employment on the Retention Date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Retention Period; Duties.

a. Term and Position. This Agreement shall be effective from the Effective Date through the Retention Date (the “Retention Period”). The Retention Date may be modified if mutually agreed to in writing by the Parties. The Executive shall continue to serve as the Company’s Chief Financial Officer during the Retention Period. Nothing in this Agreement changes the “at will” nature of the Executive’s employment with the Company.

b. Duties. During the Retention Period, the Executive shall continue to report to the Company’s Chief Executive Officer (the “CEO”) and shall have the duties and responsibilities as set out by the CEO and the Company’s Board of Directors that are consistent with the Executive’s position with the Company. As part of such duties, Executive shall review and execute the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 in his role as Chief Financial Officer of the Company; provided the Company agrees to provide the Executive with such information and access as he believes is reasonably necessary to perform such duties.

c. Work Location and Travel. The Executive’s place of work during the Retention Period shall continue to be as established as of the Effective Date, with such business travel upon which the CEO and the Executive shall mutually agree; provided, however, that the Executive will not be required to come in to the office regularly after June 30, 2020; but instead shall work remotely and be available as necessary to perform his duties as set forth herein. The Executive’s place of work and any business travel shall at all times be subject to any applicable government guidelines and any policies and procedures then in effect and established by the Company regarding such subject matter.

2. Compensation During the Retention Period.

a. Salary. During the Retention Period, the Executive’s base salary shall continue to be no less than $582,000, except for across the board salary reductions impacting all executives proportionately, payable semi-monthly in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law. The Executive’s base salary will continue to be subject to periodic increase at the discretion of the CEO and the Company’s Compensation and Talent Committee (the “Compensation Committee”), and shall be referred to herein as the “Base Salary”.

b. Expenses. The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him during the Retention Period in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

c. Other Benefits. During the Retention Period, the Executive shall continue to be eligible to participate in or receive benefits under the Company’s retirement, health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans.

d. Vacations. During the Retention Period, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Severance and Retention Bonus.

a. Severance. As of the Effective Date, the Executive agrees and acknowledges (i) he will no longer participate in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) and instead shall be entitled to the benefits and payments set forth herein in lieu of any benefits and payments to which he may otherwise be entitled pursuant to the terms and conditions of the Severance Plan and that (ii) any change to the Executive’s duties as set forth herein shall not constitute Good Reason as defined in and for purposes of the Severance Plan. Subject to the conditions set forth in this Section 3, the Company shall pay the Executive a cash lump sum in an amount equal to six (6) months of the Executive’s Base Salary as in effect on the Retention Date (the “Severance Payment”).

b. Retention Bonus. Subject to the conditions set forth in this Section 3, the Company shall pay the Executive a cash lump sum in an amount equal to fifty percent (50%) of the Executive’s annual target bonus which shall be equal to $145,500 (the “Retention Bonus”).

c. Payment. The Severance Payment and the Retention Bonus will be paid in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law, in a single lump sum within sixty (60) days of the Release Effective Date (as defined in the Release Agreement attached hereto as Exhibit A (the “Release Agreement”)), but in no event later than December 31, 2020; provided that (i) the Executive does not voluntarily terminate his employment with the Company before the Retention Date for a reason other than a material breach by the Company of this Agreement that is not cured within five (5) days of written notice by the Executive; (ii) the Executive has not been terminated by the Company for Cause (as defined in the Severance Plan); and (iii) the Executive signs and does not revoke the Release Agreement.

4. Treatment of Equity Awards. All outstanding equity awards held by or granted to the Executive under the Moderna Therapeutics, Inc. 2016 Stock Option and Grant Plan (as amended, the “2016 Plan”) or the Moderna, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan” and together with the 2016 Plan, the “Plans”) as of the Effective Date shall continue to be governed by the terms and conditions of the Plans and the applicable award agreements.

5. Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement by and between the Executive and the Company, dated as of February 20, 2014 shall be referred to as the “Restrictive Covenants” and are incorporated herein by reference and shall survive the termination or expiration of this Agreement. In consideration of the benefits received under this Agreement, the Executive hereby reconfirms his obligations under the Restrictive Covenants in all respects.

6. Section 409A.

a. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Entire Agreement. This Agreement, and the Release Agreement attached hereto, constitute the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company, including that certain Offer Letter by and between the Company and the Executive, dated as of February 20, 2014; provided that, for the avoidance of doubt, this Agreement shall not supersede or replace the Restrictive Covenants or any of the award agreements applicable to the Executive’s outstanding equity awards.

8. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Survival. The provisions of Section 5 of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

13. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement effective as of the Effective Date.

MODERNA, INC.

By:	/s/ Stephane Bancel
Name: Stephane Bancel
Title: Chief Executive Officer

EXECUTIVE

/s/ Lorence Kim
Lorence Kim, M.D.

Exhibit A

To Be Signed on the Last Day of Employment

Release Agreement

1.	Release of Claims.

In consideration for the payments and benefits set forth in the Executive Retention and Separation Agreement (the “Agreement”) to which this Release Agreement (the “Release Agreement”) is attached, and to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Release Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This release includes, without limitation, all Claims:

•	relating to the Executive’s employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, M.G.L. c. 151B, New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, and The Massachusetts Civil Rights Act);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under New York wage and hour laws and the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that nothing in this release shall release or impair any Claim or right (a) that may arise after the date of this Release Agreement; (b) for unemployment or workers’ compensation benefits; (c) for vested rights under ERISA-covered employee benefit plans as applicable on the date the Executive signs this Release Agreement; (d) to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; (e) under the Agreement or (f) that by law cannot be waived.

The Company represents and warrants that it is not aware of any claims, demands, debts, damages or liabilities of any name or nature that it or any of its subsidiaries may pursue against the Executive.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release Agreement. As a material inducement to the Company to enter into the Agreement, the Executive represents that he has not assigned any Claim to any third party.

2.	Consideration Period and Release Effective Date.

The Executive acknowledges that he has knowingly and voluntarily entered into this Release Agreement and that the Company has advised him to consult with an attorney before signing this Release Agreement. The Executive understands and acknowledges that the Executive has been given the opportunity to consider this Release Agreement for twenty-one (21) days from the Executive’s last day of employment before signing it (the “Consideration Period”). To accept this Release Agreement, the Executive must return a signed original or a signed PDF copy of this Release Agreement so that it is received by Lori Henderson at or before the expiration of the Consideration Period. If the Executive signs this Release Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Release Agreement for the entire Consideration Period. For the period of seven (7) days from the date when the Executive signs this Release Agreement, the Executive has the right to revoke this Release Agreement by written notice to Ms. Henderson, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) -day revocation period. This Release Agreement shall not become effective or enforceable during the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Release Effective Date”).

3.	Termination of Payments.

If the Executive fails to cure a material breach of any of the Executive’s obligations under this Release Agreement within ten (10) days of written notice from the Company, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to the Executive under the Agreement. The termination of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release Agreement or under the Agreement.

4.	Protected Disclosures.

Nothing contained in this Release Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release Agreement apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Release Agreement shall prohibit the Executive from receiving any monetary award to which the Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Release Agreement or the Restrictive Covenants for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.	Enforceability.

If any portion or provision of this Release Agreement (including, without limitation, any portion or provision of any section of this Release Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release Agreement shall be valid and enforceable to the fullest extent permitted by law.

6.	Acknowledgments.

The Executive understands and agrees that this Release Agreement is part of the Agreement to which it is attached. All terms and obligations of the Agreement remain in full force and effect.

The Executive is advised to consult with an attorney before signing this Release Agreement. This is a legal document. The Executive’s signature will commit the Executive to its terms. By signing below, the Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release Agreement and that he is knowingly and voluntarily entering into this Release Agreement.

Lorence Kim, M.D.	Date